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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2002

Gart Sports Company
(Exact name of Registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-23515	84-1242802
(Commission File Number)	(IRS Employee Identification No.)
1050 West Hampden Avenue, Englewood, Colorado	80110
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (303) 200-5050

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events.

        The registrant hereby files the pro forma financial information, listed below, as required in the filing of its Registration Statement on Form S-3, dated May 2, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (a)
  Financial Statements

  (b)
  Pro Forma Financial Information:

    Gart Sports Company unaudited pro form combined condensed statement of operations for the 52 weeks ended February 2, 2002 reflecting the acquisition of Oshman's are included herein.

  (c)
  Exhibits

        The accompanying unaudited pro forma combined condensed statement of operations for the 52 weeks ended February 2, 2002 presents the combined condensed statement of operations of Gart as if the acquisition of Oshman's had occurred on February 4, 2001. These statements do not include synergies or other cost savings expected to be realized by Gart, as a combined entity including Oshman's.

        The actual results of operations of Oshman's are included in the Gart historical amounts from June 7, 2001, the date of the acquisition. The adjustments described below are for the period from February 4, 2001 to June 7, 2001, the period prior to the inclusion of the Oshman's actual operating results in the Gart historical amounts.

GART SPORTS COMPANY UNAUDITED PRO FORMA
COMBINED CONDENSED STATEMENT OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Historical 52 Weeks Ended Feb. 2, 2002	Historical Feb. 4, 2001 to June 7, 2001
			Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
	Gart	Oshman's
Net sales	$935,717	$101,473					$1,037,190
Cost of goods sold	696,296	64,844	$9,144	A	$595	B	770,879

Gross proift	239,421	36,629	(9,144)		(595)		266,311
Operating expenses	204,429	35,170	(9,144	)A	(215	)C	230,240
Merger integration costs	12,490	5,717			(5,179	)D	13,028

Operating income (loss)	22,502	(4,258)			4,799		23,043
Interest expense	(10,627)	(8)			(1,444	)E	(12,079)
Other income (expense)	1,676	(500)					1,176

Income (loss) from continuing operations before income taxes	13,551	(4,766)			3,355		12,140
Income tax (expense) benefit	(5,285)	1,859			(1,308	)F	(4,734)

Income (loss) from continuing operations	$8,266	$(2,907)	$—		$2,047		$7,406

Earnings per share
Basic earnings (loss) per share	$0.86	$(0.50)					$0.69

Diluted earnings (loss) per share	$0.80	$(0.50)					$0.64

Weighted average shares of common stock outstanding:
Basic	9,598,553	5,836,000			(4,734,553	)G	10,700,000

Diluted	10,315,785	6,092,418			(4,908,203	)G	11,500,000

General:

  The pro forma amounts of net income and basic and diluted earnings per share presented above differ from the amounts presented in footnote 3 to the consolidated financial statements for the fiscal year ended February 2, 2002 in Gart's Annual Report on Form 10-K. Certain adjustments, required by Article 11 of Regulation S-X under the securities act of 1933, as amended, were properly excluded from the unaudited amounts disclosed in footnote 3 to the consolidated financial statements. The difference primarily relates to the elimination of the effect of change in control liabilities incurred by Oshman's upon execution of the Agreement and Plan of Merger between the companies (see D).

(A)
To reflect adjustments to Oshman's balances to reclassify certain occupancy, procurement and warehousing costs from operating expenses to cost of goods sold to be consistent with the Gart presentation.

(B)
To reflect favorable lease amortization over the remaining terms of the leases, ranging from 8 to 15 years, totaling $595.

(C)
To reflect the increase in goodwill amortization, offset by decreases in fixed assets depreciation and compensation expense. Goodwill amortization is calculated on a straight-line basis over 40 years, totaling $290 for the period. In connection with the transaction, certain Oshman's fixed assets were abandoned by Gart. The depreciation of these items recorded by Oshman's was $238, which is being eliminated by this adjustment. The decrease in compensation expense of $267 reflects the impact of compensation agreements entered into with two individuals as a result of the Acquisition, less compensation paid to these individuals by Oshman's during 2001, prior to the date of acquisition.

(D)
To eliminate the effect of change in control liabilities related to certain Oshman's employees incurred upon the execution of the Agreement and Plan of Merger, dated as of February 21, 2001, between the companies.

(E)
To reflect an increase in interest expense due to an increase in the line of credit to finance the Acquisition. The effective interest rate during the period was approximately 6%.

(F)
To record the tax effect on the net pro forma adjustments to a statutory rate of 39%.

(G)
To reflect the elimination of Oshman's stockholders' equity and to reflect the Gart common stock issued as partial consideration for the purchase.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GART SPORTS COMPANY (Registrant)
Date: May 2, 2002	By:	/s/ THOMAS T. HENDRICKSON Thomas T. Hendrickson Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

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  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
GART SPORTS COMPANY UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (Dollars in thousands, except per share amounts)
SIGNATURE